AMENDED AND RESTATED SERIES DESIGNATION

 In accordance with the Second Amended and Restated Limited Liability Company Agreement of Here Collection LLC (the “Company”) dated February 13, 2023 (the “Agreement”) and upon the execution of this series designation by the Company and Here Investments Inc. in its capacity as Managing Member of the Company and Initial Member of Here Collection LLC – Series #17, a series of Here Collection LLC (“SERIES #17”), this exhibit shall be attached to, and deemed incorporated in its entirety into, the Agreement and shall replace in its entirety the previously executed designation and amended and restated designation with respect to SERIES #17.

References to Sections and ARTICLES set forth herein are references to Sections and ARTICLES of the Agreement, as in effect as of the effective date of establishment set forth below.

Name of Series	Here Collection LLC – Series #17, a series of Here Collection LLC
Effective date of establishment	February 13, 2023
Managing Member

Here Investments Inc. was appointed as the Managing Member of SERIES #17 with effect from the date of the Agreement and shall continue to act as the Managing Member of SERIES #17 until dissolution of SERIES #17 pursuant to Section 11.1(b) or its removal and replacement pursuant to Section 4.3 or ARTICLE X

Initial Member	Here Investments Inc.
Series Asset

The Series Assets of SERIES #17 shall comprise a residential property located at 73 W Lake Ct, Sunrise Beach, MO 65079, which will be acquired by SERIES #17 upon the close of the Initial Offering and any assets and liabilities associated with such asset and such other assets and liabilities acquired by SERIES #17 from time to time, as determined by the Managing Member in its sole discretion

Asset Management Fee	As stated in Section 6.3
Property Manager	Here PM LLC
Property Management Fee	25% of Gross Receipts, and as otherwise stated in Section 5.10
Purpose	As stated in Section 2.4
Issuance	Subject to Section 6.3(a)(i), the maximum number of SERIES #17 Interests the Company can issue is 879,343
Number of SERIES #5 Interests held by the Managing Member and its Affiliates	The Managing Member must purchase a minimum of 0.10% and may purchase a maximum of 51% of SERIES #17 Interests through the Offering
Broker	Dalmore Group, LLC

Brokerage Fee

Up to 1.00 % of the purchase price of the Interests from SERIES #17 sold in the Offering of the SERIES #17 Interests (excluding the SERIES #17 Interests acquired by any Person other than Investor Members)

Interest Designation	No Interest Designation shall be required in connection with the issuance of SERIES #17 Interests
Voting

Subject to Section 3.5, the SERIES #17 Interests shall entitle the Record Holders thereof to one vote per Interest on any and all matters submitted to the consent or approval of Members generally. No separate vote or consent of the Record Holders of SERIES #17 Interests shall be required for the approval of any matter, except as required by the Delaware Act or except as provided elsewhere in the Agreement.

The affirmative vote of the holders of not less than a majority of the SERIES #17 Interests then Outstanding shall be required for:

(a) any amendment to this Agreement (including this Series Designation) that would adversely change the rights of the SERIES #17 Interests;

(b) mergers, consolidations or conversions of SERIES #17 or the Company; and

(c) all such other matters as the Managing Member, in its sole discretion, determines shall require the approval of the holders of the Outstanding SERIES #17 Interests voting as a separate class.

Notwithstanding the foregoing, the separate approval of the holders of SERIES #17 Interests shall not be required for any of the other matters specified under Section 12.1

Splits	There shall be no subdivision of the SERIES #17 Interests other than in accordance with Section 3.7
Service Fee	No greater than $131,000, which may be waived by the Managing Member in its sole discretion
Other rights

Holders of SERIES #17 Interests shall have no conversion, exchange, sinking fund, appraisal rights, no preemptive rights to subscribe for any securities of the Company and no preferential rights to distributions of SERIES #17 Interests

Officers	There shall initially be no specific officers associated with SERIES #17, although, the Managing Member may appoint Officers of SERIES #17 from time to time, in its sole discretion
Aggregate Ownership Limit	As stated in Section 1.1
Minimum Interests	250 Interests per Member
Fiscal Year	As stated in Section 8.2

Information Reporting	As stated in Section 8.1(c)
Termination	As stated in Section 11.1(b)
Liquidation	As stated in Section 11.3
Amendments to this Exhibit	As stated in ARTICLE XII

IN WITNESS WHEREOF, this Series Designation Agreement has been duly executed as of the 28th day of February 2023.

COMPANY

HERE COLLECTION LLC - SERIES #17, A SERIES OF HERE COLLECTION LLC

By: HERE INVESTMENTS INC., as managing member

By:   /s/ Corey Ashton Walters

Name: Corey Ashton Walters

Title:  Chief Executive Officer & President

INITIAL MEMBER

HERE INVESTMENTS INC.

By:   /s/ Corey Ashton Walters

Name: Corey Ashton Walters

Title:  Chief Executive Officer & President